EXHIBIT 99.b

                    MANAGEMENT COMPENSATION

     The following table sets forth the types and estimates of the amounts of all fees, compensation, income, distributions and other payments that the General Partner and its Affiliates will or may receive in connection with the operations of the Partnership. In addition, the General Partner or its Affiliates may receive a property management fee and an Affiliate may receive fees for insurance brokerage services. See the discussion following the table set forth below. ALTHOUGH THE GENERAL PARTNER BELIEVES THE FOLLOWING FEES ARE REASONABLE AND COMPETITIVE, SUCH FEES, COMPENSATION, INCOME, DISTRIBUTIONS AND OTHER PAYMENTS WERE NOT DETERMINED BY ARM'S-LENGTH BARGAINING. See "Conflicts of Interest."

   Form of          Entity Receiving     Method of Determination
Compensation          Compensation      & Estimated Dollar Amount

                         OFFERING STAGE

Selling
  Commissions(1)    USAA Investment     $20 per Interest sold.  The
                      Management          actual amount payable to
                      Company (the        the Sales Agent assuming
                      "Sales Agent")      all 160,000 Interests are
                                          sold will be $3,200,000.

Reimbursement of    The Sales Agent     A nonaccountable expense
  Organizational                          allocation of 2% of
  and Offering                            gross offering proceeds
  Expenses (2)                            for Organizational and
                                          Offering Expenses equal
                                          to $800,000 if 80,000
                                          Interests are sold and
                                          $1,600,000 if 160,000
                                          Interests are sold.


Annual Advisory     An Affiliate of     An annual advisory fee
  Fees for            the General         of up to 1/2 of 1% of
  Investment of       Partner             the amount of offering
  Offering Proceeds                       proceeds invested in a
  in Money Market                         money market or mutual
   or Mutual Funds(3)                     fund sponsored or

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   Form of          Entity Receiving     Method of Determination
Compensation          Compensation      & Estimated Dollar Amount

                                          administered by USAA or
                                          its Affiliates.  Dollar
                                          amount is not
                                          determinable at this
                                          time.(6)



                        ACQUISITION STAGE

Acquisition Fees    USAA Real Estate    Acquisition Fees shall be
   and Expenses(4)    Company (the        an amount customarily
                      "Adviser")          charged by others
                                          rendering similar
                                          services as an ongoing
                                          public activity, provided
                                          that the total of all
                                          Acquisition Fees payable
                                          to the Adviser shall not
                                          exceed, with respect to
                                          all Properties, 5% of
                                          gross offering proceeds
                                          ($2,000,000 if 80,000
                                          Interests are sold,
                                          $4,000,000 if 160,000
                                          Interests are sold).  The
                                          Adviser shall be
                                          reimbursed for
                                          Acquisition Expenses
                                          incurred in an amount up
                                          to 2% of the gross
                                          offering proceeds.  The
                                          Adviser shall pay all
                                          Acquisition Expenses to
                                          the extent such
                                          Acquisition Expenses
                                          exceed 2% of the gross
                                          offering proceeds.



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  Form of           Entity Receiving     Method of Determination
Compensation          Compensation      & Estimated Dollar Amount

                         OPERATIONAL STAGE

Reimbursement of    The General         Actual cost of goods and
   Partnership        Partner or its      materials used for and
   Operational        Affiliates          by the Partnership and
   Expenses(5)                            obtained from an entity
                                          that is not an Affiliate
                                          of the General Partner.
                                          Dollar amount is not
                                          determinable at this
                                          time(6).


Interest and Other  The General         An amount not in excess of
   Similar Charges    Partner or an       the amounts that would
   or Fees (7)        Affiliate           be charged by unrelated
                                          lending institutions on
                                          comparable loans for the
                                          same purpose and in the
                                          same locality but never
                                          in excess of 2% above the
                                          prime rate published from
                                          time to time by Chase
                                          Manhattan Bank of New
                                          York City, New York, such
                                          amount charged not to
                                          exceed ten percent (10%)
                                          per annum.  Dollar amount
                                          is not determinable at
                                          this time.(6)


Distributive        The General         The General Partner will
   Share of Net       Partner             receive 1% of all
   Cash from                              distributions of Net Cash
   Operations(8)                          from Operations.  Dollar
                                          amount is not
                                          determinable at this
                                          time.(6)





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 Form of            Entity Receiving     Method of Determination
Compensation          Compensation      & Estimated Dollar Amount

Adviser Management  The Adviser         An amount equal to 9% of
   Fee Adjusted Cash from Operations. Dollar amount is not determinable at this time.(6)



                      LIQUIDATION STAGE

Subordinated        The Adviser         An amount not to exceed the
  Disposition                             lesser of (i) one-half
  Fees(9)                                 of the competitive real
                                          estate commission
                                          applicable at the date
                                          of sale, or (ii) 2% of
                                          the sales price of a
                                          Property.  Dollar amount
                                          is not determinable at
                                          this time.(6)

Distributive Share  The General         The General Partner will
  of Net Proceeds     Partner             receive, other than as
  from Sales or                           a part of the liquidation
  Refinancings(8)                         of the Partnership, 1%
                                          of all Net Proceeds from
                                          Sales or Refinancings
                                          until the Limited
                                          Partners have been
                                          returned their Original
                                          Invested Capital plus
                                          their Preferred Return
                                          from either Net Cash from
                                          Operations or Net
                                          Proceeds from Sales or
                                          Refinancings.
                                          Thereafter, Net Proceeds
                                          from Sales or
                                          Refinancings shall be
                                          allocated (a) first to
                                          the Adviser so
                                          that it will receive any

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   Form of          Entity Receiving     Method of Determination
Compensation          Compensation      & Estimated Dollar Amount

                                          unpaid Subordinated
                                          Disposition Fees, and
                                          (b) then 90% to the
                                          Limited Partners and 10%
                                          to the General Partner.
                                          Upon liquidation of the
                                          Partnership the General
                                          Partner shall receive an
                                          amount equal to the
                                          positive balance, if any,
                                          in its capital account.
                                          See "Income and Losses
                                          and Cash Distributions."
                                          Dollar amount is not
                                          determinable at this
                                          time.(6)



(1)  See "The Offering".

(2) The Sales Agent shall receive a non-accountable expense allocation for Organizational and Offering Expenses in an amount equal to 2% of gross offering proceeds. The Sales Agent shall pay all Organizational and Offering Expenses in excess of such amount.

(3) The Partnership may invest offering proceeds, including working capital reserves, from time to time in a money market or mutual fund sponsored by USAA or its Affiliates for which the advisory fee shall be paid annually. See "Investment Objectives and Policies--Preliminary Investments."

(4) At a minimum, an amount equal to the greater of (i) 67% of the Limited Partners' capital contributions or (ii) 80% of such capital contributions reduced by .1625% for each 1% of indebtedness encumbering the Partnership's Properties must be committed to investment in properties. For purposes hereof, "Investment in Properties" is the amount of capital contributions actually paid or allocated to the purchase, development, construction or improvement of properties acquired by the Partnership (including working capital reserves not in excess of 5% of gross offering proceeds) but excluding front-end fees. The remaining capital contributions not invested in properties are available for front-end fees: Organizational and Offering Expenses, selling commissions, Acquisition Fees and Acquisition Expenses, and real estate broker commissions. Therefore, assuming the Partnership acquires properties utilizing leverage of approximately 50% of the aggregate Purchase Prices, it would be required to commit to Investment in Properties 71.875% of gross offering

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     proceeds, computed as follows: 80%  -  (50 x .1625%) =
     71.875%. As indicated under the "Estimated Use of Proceeds" table, it is anticipated that the Partnership's Investment in Properties will be well within the limitations set forth above.

(5)  The General Partner or its Affiliates may be reimbursed for
     (a) the actual cost of goods and materials used for or by the Partnership and obtained from an entity that is not an Affiliate of the General Partner; (b) salaries and related salary expenses for services which could be performed directly for the Partnership by independent parties, including legal, accounting, transfer agent, data processing, duplicating and administration of investor accounts; and (c) the cost of Partnership reports and communications to investors. No reimbursement shall be permitted for services for which the General Partner or Affiliates receive a separate fee or for (i) salaries, related salary expenses, traveling expenses, and other administrative items incurred by any Controlling Persons or which are not directly attributable to the rendering of services to the Partnership and (ii) any indirect expenses incurred in performing services for the Partnership, such as rent or depreciation, utilities, capital equipment, and other administrative items. "Controlling Person" for this purpose shall mean any person, regardless of title, who performs executive or senior management functions for the General Partner or Affiliates similar to those of directors, executive management and senior management, or any person who either holds 5% or more equity interest in the General Partner or Affiliates or has the power to direct or cause the direction of the General Partner or Affiliates, whether through the ownership of voting securities, by contract, or otherwise, or, in the absence of a specific role or title, any person having the power to direct or cause the direction of the management level employees and policies of the General Partner or Affiliates. It is not intended that every person who carries a title such as vice president, senior vice president, secretary or treasurer be included in the definition of Controlling Person. In no event shall any amount charged to the Partnership as a reimbursable expense by the General Partner exceed the lesser of the actual cost of such services, or 90% of the amount which the Partnership would be required to pay to independent parties for comparable services in the same geographic location. Reimbursements are also allowable for certain Organizational and Offering Expenses and expenditures incurred in connection with the acquisition of the Properties by the Partnership.

(6) Any prediction of such dollar amount would necessarily involve assumptions of future events that cannot be determined at this time.

(7) The Partnership Agreement permits the General Partner or any Affiliate of the General Partner to make a loan to the Partnership if the interest and other similar charges or fees on any such loan are not in excess of the amounts which would be charged by unaffiliated lending institutions on comparable loans for the same purpose in the same locality but not in excess of 2% above the prime rate published from time to time during the term of the loan by Chase Manhattan Bank of New York City, New York, such amount charged not to exceed 10% per annum.

(8)  See "Income and Losses and Cash Distributions."

(9) Subordinated Disposition Fees payable to the Adviser or its Affiliates for services in connection with the sale of Properties shall be cumulative but shall be paid only after the Limited Partners have been returned their Original Invested Capital plus their Preferred Return from either Net Cash from Operations or Net Proceeds from Sales or Refinancings. If an unaffiliated broker participates in the sale of a Property, the subordination requirement will apply only to the fee, if any, earned by the Adviser or its Affiliates. The total of all real estate fees payable to all parties in connection with the sale of a Property, including the Subordinated Disposition Fee, shall not exceed the lesser of a competitive real estate fee which is reasonable, customary and competitive in light of the size, type and location of the Property or 6% of the sales price of the Property.


     An Affiliate of the General Partner may provide insurance brokerage services in connection with obtaining insurance on the Properties so long as the cost of providing such service, including cost of the insurance, is no greater than the lower quote obtained from two unaffiliated insurance agencies and the coverage and terms are likewise comparable. In no event may such services be provided by any such Affiliate unless it is independently engaged in the business of providing such services to other than Affiliates and at least 75% of its insurance brokerage service gross revenue is derived from other than Affiliates.

     It is presently contemplated that the Properties will be managed by unaffiliated management firms, and by the Adviser as necessary, or by operating partners in situations where the Partnership is a partner or joint venturer. The Adviser and its Affiliates are presently engaged in providing property management services for prior USAA partnerships and will in the future provide such services to the Partnership for some or all of the Properties. The Partnership Agreement permits the Partnership to obtain property management services from the General Partner, the Adviser, or another Affiliate of the General Partner and in the event such services are provided the compensation therefor will be limited to the lesser of the competitive fee for similar services in the same geographic area or (i) 5% of gross revenues from each residential property (included in such 5% are fees for leasing and related services), (ii) 6% of gross revenues from each industrial and commercial property if leasing and related services are performed, (iii) 3% of gross revenues from each industrial and commercial property if no leasing and related services are performed, and (iv) 1% of gross revenues from each industrial and commercial property leased on a long-term (10 years or more) net basis (except for a one-time initial leasing fee of 3% of the gross revenues on each lease payable over the first five full years of the original term of the lease). The actual amount of such compensation, if any, is not determinable at this time.

     Front-End Fees consisting of Organizational and Offering
Expenses, selling commissions, Acquisition Fees and Acquisition
Expenses shall in no event exceed 13% of gross offering proceeds.


            INCOME AND LOSSES AND CASH DISTRIBUTIONS


NET CASH FROM OPERATIONS
     The Partnership Agreement prohibits the reinvestment (or investment) of Net Cash from Operations available for distribution, except as a temporary investment pending distribution to Partners. The availability of Net Cash from Operations is subject to (i) payment of the Partnership's operating expenses (without deduction for depreciation), (ii) amounts set aside to maintain a reasonable working capital reserve (see "Investment Objectives and Policies-- Working Capital Reserve"), (iii) payment of the Partnership's other current obligations, and (iv) payment of the Adviser Management Fee. See "Management Compensation" for details on calculation of the Adviser Management Fee.

     Distribution of Net Cash from Operations will be made 1% to the General Partner and 99% to the Limited Partners. See "Management Compensation" for a discussion of payment of the Adviser Management Fee to the Adviser from Adjusted Cash from Operations. Any Net Cash from Operations received by a Limited Partner shall count toward his 6% cumulative Preferred Return. Distributions of Net Cash from Operations to Limited Partners will be made quarterly, at the discretion of the General Partner and, except for the first distribution, will be apportioned to the Limited Partners of record on the last day of the calendar quarter immediately preceding such distribution in proportion to the number of Interests owned by each Limited Partner as of that date. The first distribution of Net Cash from Operations will be apportioned to each Limited Partner of record on the last day of the calendar quarter immediately preceding such distribution in the ratio that
(i) the number of Interests held by each such Limited Partner multiplied by the number of days that such Interests were outstanding through the last day of the calendar quarter immediately preceding such distribution bears to (ii) the sum for all Interests of the product computed in (i). The ultimate amount of any of such distributions will depend upon attaining and thereafter maintaining operating income and expenses of Properties at levels permitting such distributions.

NET PROCEEDS FROM SALES OR REFINANCINGS
     During the two-year period commencing on the date of this Prospectus, any cash received on the refinancing of any Property will not be distributed but will be treated in the same manner as net proceeds of the offering and reinvested in other Properties. Thereafter, Net Proceeds from Sales or Refinancings will not be invested or reinvested in any property or investment other than the Properties, except as a temporary investment pending distribution to Partners. Net Proceeds from Sales or Refinancing, other than as part of the liquidation of the Partnership, will be distributed as follows:
          (i) First, 1% to the General Partner and 99% to the Limited Partners until the Limited Partners have been returned their Original Invested Capital from Net Proceeds from Sales or Refinancings, plus their Preferred Return from either distributions of Net Cash from Operations or Net Proceeds from Sales or Refinancings;
          (ii) Second, to the Adviser so that it will receive any unpaid Subordinated Disposition Fees; and
          (iii) Third, 90% to the Limited Partners and 10% to the
     General Partner.

However, distributions in liquidation of the Partnership will be made in proportion to and in an amount equal to the Partners' positive capital account balances. For a discussion of the calculation of Subordinated Disposition Fees, see "Management Compensation."

     Distribution of Net Proceeds from Sales or Refinancings, if any, will be in such amounts and at such times as the General Partner may determine. The amount of each distribution of Net Proceeds from Sales or Refinancings to Limited Partners will be apportioned and paid to the Limited Partners of record as of the last day of the calendar month in which such Net Proceeds from Sales or Refinancings were received by the Partnership as follows:
          (i) First, an amount equal to the unreturned Original Invested Capital of all Limited Partners shall be distributed in proportion to the unreturned Original Invested Capital of each such Limited Partner;
          (ii) Second, an amount equal to the unpaid Preferred Return of all Limited Partners shall be distributed in proportion to the unpaid Preferred Return of each such Limited Partner;
          (iii) Third, the balance shall be distributed in proportion to the number of Interests owned by each Limited Partner, except that Net Proceeds from Sales or Refinancings from the disposition of the last Property (or Properties if in a single transaction) generally will be apportioned in proportion to each Limited Partner's positive capital account balance.

ALLOCATION OF INCOME AND LOSSES
     On and after the Initial Admittance Date, except as otherwise provided herein, all items of income, gain, loss, deduction and credit from operations will be allocated 1% to the General Partner and 99% to the Limited Partners.

     Net gain from the sale or other disposition of a Property is generally allocated as follows:

          (i) First, to the Partners in an amount up to and in proportion with any negative balances in their respective capital accounts in excess of each respective Partner's Share of Partnership Minimum Gain as of the end of the taxable year for which the allocation is made;

          (ii) Second, 99% to the Limited Partners and 1% to the General Partner for all taxable years ending before the Limited Partners have been returned their Original Invested Capital, plus their Preferred Return. For the taxable year during which distributions of Net Proceeds from Sales or Refinancings to Limited Partners are sufficient to return to the Limited Partners their Original Invested Capital, plus their Preferred Return, net gain is allocated 99% to the Limited Partners and 1% to the General Partner in the minimum amount necessary, if any, so that the capital account balances of the Limited Partners equal the amounts of their respective unrecovered Original Invested Capital plus their unpaid Preferred Return less their respective Partner's Share of Partnership Minimum Gain as of the end of such taxable year;

          (iii) Third, 99% to the Limited Partners and 1% to the General Partner in the minimum amount necessary, if any, so that the aggregate balance in the capital accounts of the Limited Partners in excess of an amount equal to the excess of the sum of their unrecovered Original Invested Capital and their unpaid Preferred Return over the aggregate of the Limited Partners' Share of Partnership Minimum Gain as of the end of the taxable year for which the allocation is made, and the balance in the capital account of the General Partner in excess of 1.01% of an amount equal to the excess of the sum of the Limited Partners' unrecovered Original Invested Capital and their unpaid Preferred Return over the aggregate of the Limited Partners' Share of Partnership Minimum Gain as of the end of the taxable year for which the allocation is made, is in the ratio of 90 to 10;

          (iv) Fourth, 90% to the Limited Partners and 10% to the
     General Partner.

     To the extent ordinary income from recapture of depreciation is incurred upon the sale or other disposition of a Property, such ordinary income shall be allocated, to the extent possible, to the Partners as a portion of their net gain allocated to the extent such Partners received the benefit of the depreciation deduction resulting in such ordinary income from recapture of depreciation.

     Net loss from the sale or other disposition of a Property is generally allocated between the Limited Partners and the General
Partner as follows:

          (i) First, if any gain has been allocated pursuant to subparagraph (iii) or (iv) of the preceding paragraph, then 100% to the General Partner in the minimum amount necessary, if any, so that the aggregate balance in the capital accounts of the Limited Partners in excess of an amount equal to the excess of the sum of their unrecovered Original Invested Capital and their unpaid Preferred Return over the aggregate of the Limited Partners' Share of Partnership Minimum Gain as of the end of the taxable year for which the allocation is made, and the balance in the capital account of the General Partner in excess of 1.01% of an amount equal to the excess of the sum of the Limited Partners' unrecovered Original Invested Capital and their unpaid Preferred Return over the aggregate of the Limited Partners' Share of Partnership Minimum Gain as of the end of the taxable year for which the allocation is made, is in the ratio of 90 to 10;

          (ii) Second, if any gain has been allocated pursuant to subparagraph (iii) or (iv) of the preceding paragraph, then 10% to the General Partner and 90% to the Limited Partners the aggregate balance in the capital accounts of the Limited Partners is equal to the excess of the sum of their unrecovered Original Invested Capital and their unpaid Preferred Return over the aggregate of the Limited Partners' Share of Partnership Minimum Gain as of the end of the taxable year for which the allocation is made; and

          (iii) Third, 1% to the General Partner and 99% to the
     Limited Partners.

Special rules apply to the allocation of income, gain, loss and deductions in certain circumstances. See Section 9.4 of the Partnership Agreement.

     Except for Interests which are transferred during a taxable year, in general, income, gain, loss, deduction and credit allocated to the Limited Partners shall be computed annually and apportioned to the Limited Partners of record at the end of each taxable year in proportion to the number of Interests owned by each Limited Partner as of that date. Allocations to Limited Partners attributable to periods before the Final Closing Date shall be computed by an interim closing of the books as of the end of the day immediately preceding each admittance date of Additional Limited Partners and at the end of any taxable year during such periods and shall be apportioned to the Limited Partners of record as of the end of the day immediately preceding each such admittance date of Additional Limited Partners or on the last day of such taxable year in proportion to the number of Interests owned by each such Limited Partner as of each such date. Allocations of gain and loss resulting from a sale of a Property shall be apportioned to those Limited Partners of record on the date the Partnership recognizes such gain or loss and who are entitled to allocations of gain or loss under Section 9.4 of the Partnership Agreement. In the event of a transfer of an Interest, each item of Partnership income, gain, loss, deduction and credit attributable to the transferred Interest is generally allocated on an equal daily basis to the owner of such Interest on the basis of the number of days that such person was the owner of such Interest; except that net gain or net loss from the sale or other disposition of a Property is allocated to the owner of the Interest as of the date that such net gain or net loss is recognized by the Partnership.

     There are circumstances in which a Limited Partner in any year may be allocated more taxable income than he would receive in distributions of cash. See "Federal Income Tax Aspects--Taxable
Income in Excess of Cash Distributions."

     The General Partner may amend the provisions of the Partnership Agreement as appropriate as a result of the promulgation of final Treasury Regulations under Sections 704 and 706 of the Code, if in the opinion of counsel such an amendment is advisable to reflect allocations among the Limited Partners and the General Partner consistent with those regulations. See "Federal Income Tax Aspects--Allocations of Income and Loss." For a more detailed description of the allocations under the Partnership Agreement, see Article IX of the Partnership Agreement.


CAPITAL ACCOUNTS

     Each Partner shall have a capital account which shall be increased by the amount of such Partner's capital contribution to the Partnership and the amount of any income or gain allocated to such Partner and shall be decreased by the amount of any syndication cost, other nondeductible and deductible expense, loss or deduction allocated to such Partner and the amount of all distributions to such Partner. The capital accounts shall be established and maintained in accordance with federal income tax principles as set forth in Treasury Regulations.

     The General Partner is required to contribute, immediately prior to the termination of the Partnership, cash equal to the lesser of (i) the deficit balance in its capital account or (ii) the excess of 1.01% of all Limited Partners' Original Invested Capital over the amount of capital previously contributed by the General Partner. A deficit in a Partner's capital account is not considered an asset of the Partnership.


SOURCES AND CHARACTER OF CERTAIN DISTRIBUTIONS

     See "Investment Objectives and Policies--Working Capital Reserve" for information pertaining to the characterization of distributions from the working capital or other reserve as Net Proceeds from Sales or Refinancings in the event of any distributions from the working capital or other reserve which result in the reduction of such reserve below 3% of gross proceeds from the offering, the amount initially reserved for this purpose.